Exhibit 10.3

Mr. Matthew Shawn Morris
June 23, 2023

    Re:    Transition and Release of Claims
Dear Shawn:
    This letter agreement (this “Letter Agreement”), entered into on the date first set forth above (the “Effective Date”), sets forth the understanding by and between you, Privia Health, LLC (“Employer”) and Privia Health Group, Inc. (“PHG” and collectively with Employer, the “Company”), regarding your retirement from employment with the Company and your continued service on the board of directors of PHG (the “Board”).
1.Retirement and Transition.
a.You and the Company acknowledge and agree that you have provided notice of your intent to voluntarily resign and retire from your employment and officer positions with the Company and its subsidiaries, effective as of July 1, 2023 (such date, or such earlier date that your employment actually terminates, the “Transition Date”). Effective as of the Transition Date, your active employment with the Company will terminate and you hereby resign as an employee and from all other officerships of the Company and its subsidiaries; provided, that following the Transition Date, at the Company’s discretion, you will continue to serve as a member of the Board and in any other directorships you may hold at the Company and its subsidiaries. Until the Transition Date, that certain Employment Agreement by and between the Company and you, dated as of April 13, 2018, as subsequently amended (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company. Notwithstanding the foregoing, nothing herein shall limit the Company’s ability to terminate your employment for Cause (as defined in the Employment Agreement) prior to the Transition Date in the event you have committed any action or omission that would give rise to a Cause termination pursuant to the Employment Agreement, nor shall anything in this Letter Agreement be deemed to give rise to Good Reason (as defined in the Employment Agreement) or provide you with the right to terminate your employment for Good Reason. For the avoidance of doubt, if your employment is terminated by the Company for Cause or by you for any reason prior to the Transition Date, you acknowledge and agree that you will not be entitled to the benefits described in Sections 2 and 3 below.
b.During the period beginning on the date of this Letter Agreement and ending on the Transition Date (the “Transition Period”), you will serve the Company in such capacities and perform such duties as may be specified from time to time by the Board. In particular, during the Transition Period you agree you will (i) continue to perform your duties as Chief Executive Officer of the Company, consistent with past practices, (ii) use your reasonable best efforts to advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Executive Officer in whatever reasonable capacity may be requested by the Board, consistent with your current position as Chief Executive Officer, and (iii) communicate a message consistent with the Board’s direction to shareholders, investors, key employees, customers and suppliers (collectively, the “Transition Services”).
2.Transition Benefits. You will, subject to (and in consideration for) your provision of the Transition Services through the end of the Transition Period, your execution and non-

Signature Page to Transition and Release of Claims Agreement

revocation of the Release of Claims Agreement attached hereto as Exhibit A (the “Release”) and your continued compliance with the applicable Restrictive Covenants (as defined below), (a) be eligible to receive an annual cash performance bonus for the 2023 fiscal year determined based on actual achievement of the applicable performance objectives and the funding of the Company’s bonus pool, prorated based on the number of days of your employment between January 1, 2023 and the Transition Date, which shall be payable on the date in fiscal year 2024 that annual bonuses are payable to senior executives of the Company; and (b) subject to your timely election pursuant to COBRA, the Company will pay, monthly in arrears, the Company-paid portion of premium payments, as if you had remained an active employee, for any continued COBRA coverage for you and your covered dependents during the period commencing on the Transition Date and ending on the twelve-month anniversary thereof (or, if earlier, the day you are no longer eligible for COBRA continuation coverage or become eligible to receive group health plan coverage by means of subsequent employment) at the same benefit levels in effect on the Transition Date (collectively, the “Transition Benefits”).
3.Board Service.
(a)Following the Transition Date, you will continue to serve as a member of the Board unless your service is terminated by you or the Company, and use your reasonable best efforts to perform your duties and responsibilities consistent with your position. You agree that you will take all actions necessary and execute such documents as may be requested by the Board to effect your continued service, including without limitation the execution of a director offer letter, letter of indemnification and conflict of interest disclosure. In exchange for (and subject to) your continued service as a member of the Board following the Transition Date, you will be eligible to receive cash compensation pursuant to the Company’s non-employee director compensation program in effect from time to time; provided, that, so long as you hold unvested equity awards granted to you during your employment with the Company you will not be eligible to receive any additional equity compensation from the Company under its non-employee director compensation program unless otherwise determined by the Board. For the avoidance of doubt, your retirement from employment with the Company and transition to serving solely as a member of the Board will not constitute a “Termination of Service” or “Termination” for purposes of the Privia Health Group, Inc. 2021 Omnibus Incentive Plan or Second Amended and Restated PH Group Parent Corp. Stock Option Plan, respectively, and any unvested equity awards held by you as of the Transition Date will continue to vest in accordance with their terms so long as you remain engaged by the Company (which awards shall be deemed amended to the extent necessary to effect such intent); provided, that, notwithstanding anything to the contrary, upon your resignation or removal from the Board, all then-unvested outstanding equity awards granted to you prior to the Transition Date will be forfeited automatically for no consideration.
(b)In addition, the Company hereby amends the post-termination exercise period of all outstanding options held by you as of the Transition Date through the date that is the earlier of (1) the original expiration date of such options and (2) the one-year anniversary of the date of termination of your service as a director on the Board (the “Additional Director Benefits”).
4.Restrictive Covenants. You acknowledge that the Company is providing you with the Transition Benefits and Additional Director Benefits in material part in consideration for your reaffirmation of your prior agreement to comply with the restrictive covenants set forth the Employment Agreement (the “Restrictive Covenants”) and that, no such payments or benefits shall be provided following the date that you first violate any of the Restrictive Covenants. You and the Company hereby acknowledge and agree that the post-employment non-compete or non-solicit restrictions in the Restrictive Covenants (including, for the avoidance of doubt, the Noncompete Period (as defined in the Employment Agreement)) shall not commence until the date of termination of your service as a director on the Board and shall, for the avoidance of doubt, continue in effect for eighteen months thereafter. You may request a waiver of the Restrictive Covenants from the Board solely to permit your service as a member of another board, the approval of which shall be in the Board’s sole discretion.
5.Return of Property. You shall return to the Company all Company property as soon as reasonably possible following the Transition Date or upon request by the Company, including but not limited to cell phone, passwords, computer user names, phone cards, Company credit card, keys, internal policies and other confidential business information and documents; provided, that you and the Company may mutually agree in writing that you may retain certain Company property subject to your agreement to take appropriate steps to safeguard and keep confidential any Company proprietary and confidential information.
6.Release. The Transition Benefits and Additional Director Benefits are contingent upon and subject to your execution and non-revocation of the Release following the Transition Date, and you agree to sign and be bound by the Release which will be considered an integral part of this Letter Agreement.
7. Entire Agreement; Miscellaneous. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof (including that certain Transition Term Sheet between PHG and you, dated April 11, 2023). This Letter Agreement may be amended only by a subsequent writing signed by both parties. This Agreement shall be in all respects interpreted, enforced and governed under the laws of the State of Delaware. In the event any provision should be held by a court of competent jurisdiction to be unenforceable and incapable of being modified to be legal, each and all of the other provisions of this Agreement shall remain in full force and effect.
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Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and Exhibit A in their entirety; fully understand and agree to their terms and provisions; will comply with the Restrictive Covenants; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement may be executed in several counterparts.

Very truly yours,

/s/ Thomas Bartrum
Corporate Secretary; EVP & General Counsel
On behalf of Privia Health Group, Inc.

/s/ Thomas Bartrum
Corporate Secretary; EVP & General Counsel
On behalf of Privia Health, LLC

Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ Shawn Morris
Matthew Shawn Morris

EXHIBIT A
RELEASE OF CLAIMS

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.
1.    In consideration of the payments and benefits to be made pursuant to or which are contemplated by that certain Letter Agreement, dated as of June 23, 2023 (the “Letter Agreement”), between Matthew Shawn Morris (the “Employee” or “you”), Privia Health, LLC (“Employer”) and Privia Health Group, Inc. (“PHG” and collectively with Employer, the “Company”), (each of the Employee and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Employee acknowledges, the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Letter Agreement, the Employee’s employment or service with the Company or any of its subsidiaries and affiliates, or any termination of such employment or service, including, without limitation, claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Employee arising under, or preserved by, the Letter Agreement;

(B)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

Signature Page to Release of Claims

(D)	rights to indemnification the Employee may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law;

(E)	rights that the Employee may have as an equity holder, or holder of options, convertible securities, or other phantom equity, of the Company or its affiliates; and
(F)
Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); or any other rights which may not be waived under applicable law.

2.    The Employee acknowledges and agrees that this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.    This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4.    Notwithstanding anything in this Release of Claims to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, (iv) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, and/or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release of Claims is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
5.    As to rights, claims and causes of action arising under ADEA, the Employee acknowledges that the Employee has been given a period of twenty-one (21) days to consider whether to execute this Release. If the Employee accepts the terms hereof and executes this Release, the Employee may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to claims arising under ADEA by submitting such revocation in writing to Thomas Bartrum at tbartrum@priviahealth.com by the close of business on or before the seventh day from the date that Employee signs this Release of Claims. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Employee shall irrevocably forfeit any right to any payment or benefits provided under or which are contemplated by the Letter Agreement (other than accrued obligations), but the remainder of the Letter Agreement and the post-termination restrictive covenants (as described in the Letter Agreement) shall continue in full force.
6.    Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Employee.
7.    The Employee acknowledges and agrees that the Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.    The Employee acknowledges that the Employee has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release of Claims and has been given a sufficient period within which to consider this Release of Claims.
9.    The Employee acknowledges that this Release of Claims relates only to claims that exist as of the date of this Release of Claims. Nothing in this Release of Claims prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
10.    The Employee acknowledges that the payments and benefits the Employee is receiving in connection with this Release of Claims and are in addition to anything of value to which the Employee is entitled from the Company.
11.    Each provision hereof is severable from this Release of Claims, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release of Claims is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
12.    This Release of Claims constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
13.    The failure to enforce at any time any of the provisions of this Release of Claims or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release of Claims, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release of Claims.

14.    This Release of Claims may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
15.    This Release of Claims shall be binding upon any and all successors and assigns of the Employee and the Company.
16.    Except for issues or matters as to which federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
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Sign only on or within seven (7) days after JULY 1, 2023.
    EMPLOYEE

Date:
Matthew Shawn Morris

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